Exhibit 10.19

BEST BUY
SIXTH AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN

Effective January 1, 2015

TABLE OF CONTENTS

Page
ARTICLE 1	Definitions	1

ARTICLE 2	Selection, Enrollment, Commencement of Participation	6
2.1.	Selection by Committee
2.2.	Enrollment Requirements
2.3.	Amount of Participant’s Annual Deferral Amount
2.4.	Company Contribution Amount
2.5.	Crediting and Debiting of Account Balances
2.7.	Payment of Withholdings to Trustees or Custodian

ARTICLE 3	In‑Service Distribution; Unforeseeable Financial Emergencies	10
3.1.	In-Service Distribution
3.2.	Other Benefits Take Precedence Over In‑Service Distribution
3.3.	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies

ARTICLE 4	Retirement Benefit	11
4.1.	Retirement Benefit
4.2.	Payment of Retirement Benefit
4.3.	Death Prior to Completion of Retirement Benefit
4.4.	Specified Employees

ARTICLE 5	Termination Benefit	12
5.1.	Termination Benefit
5.2.	Payment of Termination Benefit
5.3.	Death Prior to Completion of Termination Benefit
5.4.	Specified Employees

ARTICLE 6	Pre-Retirement Survivor Benefit	12
6.1.	Pre-Retirement Survivor Benefit
6.2.	Payment of Pre-Retirement Survivor Benefit

ARTICLE 7	Beneficiary Designation	13
7.1.	Beneficiary
7.2.	Beneficiary Designation; Change; Spousal Consent
7.3.	Acknowledgment
7.4.	No Beneficiary Designation
7.5.	Doubt as to Beneficiary
7.6.	Crediting and Debiting Account Balances
ARTICLE 8	Claims Procedures	14
8.1.	Presentation of Claim
8.2.	Notification of Decision
8.3.	Review of a Denied Claim
8.4.	Decision on a Review
8.5.	Subsequent Action; Mandatory Arbitration

Page
ARTICLE 9	Establishment of The Trust	15
9.1.	Establishment and Funding of the Trust
9.2.	Interrelationship of the Plan and the Trust
9.3.	Distributions From the Trust

ARTICLE 10	Administration	16
10.1.	Committee Duties
10.2.	Administration Upon Change In Control
10.3.	Agents
10.4.	Binding Effect of Decisions
10.5.	Indemnity
10.6.	Employer Information

ARTICLE 11	Termination, Amendment or Modification	18
11.1.	Termination
11.2.	Amendment

ARTICLE 12	Miscellaneous	19
12.1.	Non-Guarantee of Employment
12.2.	Rights to Trust Asset
12.3.	Suspension of Rules
12.4.	Requirement of Proof
12.5.	Non-Alienation and Taxes
12.6.	Savings Clause
12.7.	Facility of Payment
12.8.	Requirement of Releases
12.9.	Board Action
12.10.	Computational Errors
12.11.	Communications
12.12.	Terms
12.13.	Captions
12.14.	Governing Law
12.15.	Notice
12.16.	Successors
12.17.	Spouse's Interest
12.18.	Insurance
12.19.	Legal Fees To Enforce Rights After Change in Control

ARTICLE 13	Transitional Rules	23
13.1.	Introduction
13.2.	Amounts Deferred Under Prior Plan
13.3.	Suspension of Deferrals for Penalty Withdrawals
13.4.	Treatment of Grandfathered Account Balances

BEST BUY
SIXTH AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN

Effective January 1, 2015

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees and Directors who contribute materially to the continued growth, development and future business success of Best Buy Co., Inc., a Minnesota corporation, and its subsidiaries. This Plan shall be unfunded for federal income tax purposes and for purposes of Title I of ERISA and, as to covered Employees, is described in Section 201 of Title I of ERISA.

The Plan was initially adopted effective as of April 1, 1998. The Plan was amended and restated effective each of October 1, 1998, July 1, 1999 and January 1, 2001, was amended effective January 1, 2003, and was amended and restated effective April 1, 2004 and January 1, 2009, and was amended effective November 1, 2010. The Plan is being amended and restated effective January 1, 2015.
ARTICLE 1

DEFINITIONS

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1.
“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Plan equal to the sum of (i) the Deferral Account balance and (ii) the Company Contribution Account balance. The Account Balance, and any sub‑account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant or Beneficiary pursuant to this Plan. As and to the extent necessary to reflect the time and form of payment elections, or other provisions applicable to such amounts, Account Balances shall be separately tracked and maintained by Plan Year.

1.2.    “Administrator” shall have the meaning described in Article 10.

1.3.
“Annual Deferral Amount” shall mean that percentage or amount of a Participant’s Base Salary and Bonus or Directors Fees that a Participant timely elects to defer for a Plan Year in accordance with Article 2. In the event of a Participant’s Retirement, Disability (if deferrals cease in accordance with Article 2), Unforeseeable Financial Emergency (if deferrals cease in accordance with Articles 2 and 3), death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld for such period.

1.4.
“Base Salary” shall mean the annual cash compensation payable for services performed as an Employee by a Participant during a Plan Year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non‑monetary awards, directors fees and other fees, automobile and other allowances, by a Participant, determined before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non‑qualified plans of an Employer; provided, however, the Committee may allow on a Plan Year prospective basis commissions (or similar items of recurring compensation) to be treated as Base Salary with respect to individuals for whom such items represent the principal component of basic compensation.

1.5.
“Beneficiary” shall mean one or more individuals, trusts, estates or other persons, designated in accordance with Article 7, that are entitled to receive benefits under this Plan due to the death of a Participant.

1.6.	“Beneficiary Designation” shall mean the form or other election procedures established from time to time by the Committee for a Participant to designate a Beneficiary.

1.7.    “Board” shall mean the board of directors of the Company.

1.8.
“Bonus” shall mean any cash compensation, not otherwise considered Base Salary, payable for services performed as an Employee by a Participant, for a performance period which is coincident with or begins in a Plan Year, under an Employer’s short‑term bonus and cash incentive plans calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non‑qualified plans of any Employer.

1.9.    “Change in Control” or “CIC” is any one of the following:

(i)
When a person, or more than one person acting as a group, acquires (whether by merger, consolidation, purchase or otherwise) more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock;

(ii)
When a person, or more than one person acting as a group, acquires within a twelve (12) month consecutive period, ending with the date of the most recent stock acquisition, stock of the Company possessing at least thirty percent (30%) of the total voting power of the Company’s stock;

(iii)
When a majority of the members of the Board is replaced within a twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of such Board as constituted before such appointment or election; or

(iv)
When a person, or more than one person acting as a group, acquires within a twelve (12) month consecutive period assets from the Company or an entity controlled by the Company that have a total gross fair market value equal to seventy‑five percent (75%) of the total fair market value of the assets of the Company and all such entities.

Once a person or group acquires stock meeting the thresholds set forth in paragraphs (i) and (ii) immediately preceding, additional acquisitions of such stock by that person or group shall be ignored in determining whether another CIC has occurred. Asset transfers between or among controlled entities as determined before such transfers shall not be considered in applying paragraph (iv) immediately preceding.
1.10.    “Claimant” shall have the meaning described in Article 8.

1.11.    “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.12.    “Committee” shall mean the committee described in Article 10.

1.13.	“Company” shall mean Best Buy Co., Inc., a Minnesota corporation, and any successor to all or substantially all of the Company’s assets or businesses.

1.14.
“Company Contribution Account” shall mean (i) the Participant’s Company Contribution Amount, plus or minus (ii) amounts credited or debited to such account pursuant to Article 2, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to such account.

1.15.	“Company Contribution Amount” shall mean the amount, if any, determined in accordance with Section 2.4 for a Plan Year.

1.16.
“Deferral Account” shall mean (i) a Participant’s Annual Deferral Amount, plus or minus (ii) amounts credited or debited to such account pursuant to Article 2, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to such account.

1.17.    “Director” shall mean a non‑employee member of the Board.

1.18.
“Directors Fees” shall mean the annual cash retainer and committee fees payable by the Company as compensation for serving on the Board, and such other amounts available for deferral hereunder, if any, as are determined by the Committee prior to the beginning of the applicable deferral period, calculated before reduction for fees deferred hereunder or any other plan or program.

1.19.
“Disabled” or “Disability” shall mean a physical or mental condition, resulting from physical or mental sickness or injury, which prevents the individual while an Employee or Director from engaging in any substantial gainful activity, and which condition can be expected to last for a continuous period of not less than six (6) months.

1.20.
“Election Form and Plan Agreement” shall mean the annual enrollment forms and procedures established from time to time by the Committee that a Participant completes to indicate participation in the Plan for a Plan Year and to make elections under the Plan.

1.21.
“Employee” shall mean any individual who is a common law or statutory employee and for whom the Employer pays Social Security taxes. This term shall not include individuals who are not treated as Employees for purposes of the Plan, even though they may be so treated or considered under applicable law (e.g., individuals whom an Employer treats as employees of a third party or as self‑employed).

1.22.
“Employer” is the Company and each other corporation or unincorporated business which is a member of a controlled group of corporations or a group of trades or businesses under common control (within the meaning of Code Section 414(b) or (c)) which includes the Company, but with respect to other business entities during only the periods of such common control with the Company.

1.23.	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.24.    “Grandfathered Account Balance” shall have the meaning described in Article 13.

1.25.    “In‑Service Distribution” shall mean the payout described in Section 3.1.

1.26.
“Key Employee” is an Employee who (i) at any time during that Key Employee Measuring Period owns at least five percent (5%) of the stock (or capital or profits interest) of an Employer, (ii) owns one percent (1%) of the stock (or capital or profits interest) of an Employer and whose compensation exceeds the dollar limit for such period described in Code Section 416(1)(iii), or (iii) is an officer of an Employer and whose compensation exceeds the dollar limit for such period described in Code Section 416(1)(i), as adjusted. No more than the lesser of fifty (50) employees and ten percent (10%) of all employees shall be treated as officers for that period by reason of clause (iii) immediately preceding. In the event the number of officers exceeds such number, the employees included in such number will be those with the highest compensation for that period.

For purposes of this definition, compensation shall mean compensation as determined in accordance with Treasury Regulation Section 1.415(c)‑1(d)(2) and shall take into account the items which made up Code Section 415 compensation under the Company’s tax‑qualified 401(k) plan; provided, however, compensation for purposes of this definition (i) shall not include any items described in Treasury Regulation Section 1.415(c)‑2(g)(5)(ii) (e.g., salary or wages earned abroad by an individual who is not a Participant and who is not a citizen or resident of the United States) and (ii) no change to the definition of items included or not included in Code Section 415 compensation under such 401(k) plan shall take effect until the next Key Employee Measuring Period used to determine a Key Employee.
1.27.    “Key Employee Measuring Period” is the calendar year.

1.28.
“Participant” shall mean an eligible Employee or Director who has validly elected to participate hereunder and elected to defer amounts under the Plan or who has been or is entitled to be allocated a Company Contribution Amount, or both. An individual who has become a Participant shall continue as a Participant until the earlier of his or her death and the date his or her entire Account Balances have been paid.

1.29.
“Plan” shall mean the Company’s Deferred Compensation Plan described in this document and as it may be amended from time to time. References to the Plan by year, period or other date shall be to the Plan document as then in effect.

1.30.    “Plan Year” shall mean the calendar year.

1.31.    “Pre‑Retirement Survivor Benefit” shall mean the benefit described in Article 6.

1.32.
“Quarterly Installment Method” shall be a quarterly installment payment over the number of quarters selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business on the last business day of the quarter preceding the quarter for which the installment is being determined; provided, however, for each of the four (4) consecutive quarterly installment periods which begin with a January, such balance shall be calculated as of the close of business as of a month‑end in the immediately preceding quarterly period. Each quarterly installment for such year shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of quarterly payments due the Participant as of the beginning of such year. Each quarterly installment shall be paid within sixty (60) days of the beginning of the applicable quarter. Unless the Committee determines otherwise, quarterly installment payments shall be drawn on a pro‑rata basis from each of the applicable Investment Funds used to determine amounts to be credited or debited to the Participant’s Account Balance pursuant to Article 2. In no event, however, shall the amount payable in all such installments exceed or be less than the Account Balance to which such installments relate and any adjustment in amount necessary to achieve such results shall be taken in order of the last installment to the earliest installment.

1.33.
“Retirement,” “Retire” or “Retired” shall mean a Termination of Employment for any reason, other than death, on or after the attainment of age sixty (60) in the case of an Employee, and on or after the attainment of age seventy (70) in the case of a Director.

1.34.    “Retirement Benefit” shall mean the benefit described in Article 4.

1.35.
“Specified Employee” is a Participant who is a Key Employee for a Key Employee Measuring Period, with such status as to that period becoming effective as of April 1st next following such period and lasting until the following April 1st.

1.36.    “Termination Benefit” shall mean the benefit described in Article 5.

1.37.
“Termination of Employment” shall mean the separation from service as an Employee with all business entities that comprise the Employer, or the cessation of services as a Director, for reasons other than death. An individual on a bona fide leave of absence shall be considered to have incurred a Termination of Employment no later than the six (6) month anniversary of the absence (twenty‑nine (29) months in the event of an absence due to a Disability); provided, however, such Termination shall not be considered to have been incurred while and for the period the individual has the right by law or agreement to return to employment with an Employer or serve as a Director upon the expiration of the leave. In the event an individual continues to render substantial services for an Employer as an independent contractor, other than as a Director, immediately after ceasing to be an Employee, no such Termination shall occur until such independent contractor services cease. The Committee may prescribe such rules as may be appropriate to cover situations as to whether and when a reduction in hours worked, an anticipated temporary assignment or the like shall be treated as a Termination of Employment; provided, however, unless otherwise permissible under Code Section 409A and Treasury Regulations thereunder, any such rules shall be effective with respect to deferrals hereunder and other contributions for the Plan Year which begins after the year such rules are adopted.

1.38.
“Trust” shall mean one or more trusts established pursuant to that certain Master Trust Agreement, dated as of April 1, 1998, between the Company and the trustee named therein, as amended from time to time.

1.39.
“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant, and which cannot be relieved through other reasonable means available to the

Participant, resulting from (i) a sudden and unexpected illness or accident of the Participant or his or her spouse or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the discretion of the Committee.

ARTICLE 2

SELECTION, ENROLLMENT, COMMENCEMENT OF PARTICIPATION

2.1.	Selection by Committee. As determined by the Committee in its discretion, participation in the Plan shall be limited to Directors and a select group of management and highly compensated Employees.

2.2.    Enrollment Requirements.

(a)
General. As a condition to participation, each eligible Employee or Director shall complete an Election Form and Plan Agreement and comply with such other procedures as the Committee may establish from time to time as necessary for enrollment.

(b)
Base Salary. An Employee may elect to defer hereunder his or her Base Salary. A Director may elect to defer his or her Director Fees. Except as otherwise provided here, to be effective for a Plan Year any such election shall be made as of the time the Committee may prescribe but in no event later than December 31 of the year immediately preceding the Plan Year during which the Base Salary or Director Fees would be otherwise earned and paid.

(c)
Bonus Compensation. An Employee may elect to defer hereunder his or her Bonus. Except as provided herein, to be effective for a Plan Year such election shall be made as of the time the Committee may prescribe but in no event later than December 31 of the year immediately prior to the Plan Year the Bonus is earned or the performance period relative to the Bonus begins.

(d)	Participation During Plan Year.

(i)
Initial Participation. An Employee or Director who first becomes eligible to participate in the Plan during a Plan Year may elect, within thirty (30) days of becoming so eligible, to defer hereunder (x) his or her Base Salary or Director Fees for that Plan Year earned and paid after such election and (y) to the extent allowed by the Committee with respect to the type or amount of bonus concerned, to defer hereunder his or her eligible bonus for the incentive period coincident with or starting in that Plan Year and earned and paid after such election. In the event an individual’s active participation in the Plan is cancelled pursuant to Section 2.3(c), or such individual otherwise ceases to be such a participant, and subsequently the individual is eligible to resume active participation in the Plan, then the provision of this Section 2.1(d) shall apply only if (x) such resumption occurs in a Plan Year after the Plan Year of cancellation and (y) the individual is treated as a newly eligible Employee or Director under paragraph (d)(ii) immediately following.

(ii)
Former Participant. An individual who has been eligible to participate in the Plan, who loses such eligibility by reason of a Termination of Employment or otherwise, and who again becomes eligible to participate in the Plan in a later Plan Year, shall not be eligible to participate in the Plan for purposes of authorizing an Annual Deferral Amount for the Plan Year in which he or she again becomes so eligible unless he or she (x) has not been eligible to make an Annual Deferral Amount election for two (2) or more consecutive years or (y) has previously incurred a Termination of Employment and been paid all benefits under the Plan after such Termination and before again becoming eligible for the Plan.

(e)	Later Deferral Elections. If and to the extent allowed by the Committee, a deferral election with respect to Bonus Compensation which is:

(i)	performance‑based compensation, may be made no later than six (6) months before the end of the performance period, or

(ii)
earned over a period of one (1) year or more and which is subject to a substantial risk of forfeiture, no later than one (1) year before the date such risk of forfeiture would lapse for reasons other than by reason of the Employee’s death, Disability, or a CIC.

2.3.    Amount of Participant’s Annual Deferral Amount.

(a)
Deferral Elections. At the time a Participant elects an Annual Deferral Amount for a Plan Year, he or she shall designate the rate or amount to be withheld from Base Salary, Bonus Compensation, and Director Fees as applicable. Except as described in Section 2.2 or in subsection (c) immediately following, once elected, the Annual Deferral Amount shall be irrevocable with respect to the covered compensation earned during the Plan Year or other period to which such election applies. No amount will be deferred under the Plan from such compensation in the absence of a timely deferral election for a Plan Year. For purposes of allocating the deferral of Base Salary between Plan Years, Base Salary earned for services performed during a payroll period that includes December 31st of any Plan Year that is paid in the following Plan Year shall be deemed to be earned entirely in such later Plan Year.

(b)
Maximum Deferrals. The maximum percentage or amount of covered compensation which may be deferred hereunder by a Participant for a Plan Year shall be established from time to time by the Committee and may be expressed as a maximum amount or percentage. Different maximums may be applied to Base Salary and Bonus Compensation, or items of Bonus Compensation, and Director Fees. Such maximums shall be established before the Plan Year to which they relate and shall apply throughout that year.

(c)
Intra-Year Cancellation of Deferrals. In the event a Participant becomes Disabled or, as directed by the Committee, applies for and is granted cancellation of deferrals pursuant to Article 3.3, additional deferrals on behalf of such Participant for the balance of the Plan Year shall be cancelled. The cancellation shall be effective as relevant no later than two and one‑half (2‑1/2) months after the Participant becomes Disabled or the second payroll period ending after the Committee approves the distribution and directs the cancellation.

2.4.    Company Contribution Amount.

(a)
General. For each Plan Year, the Company may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Company Contribution Amount for that Plan Year. In no event, however, shall any such contribution be in lieu of or otherwise in replacement for an amount otherwise due to or on behalf of a Participant apart from the Plan. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount, if any, shall be credited as of the date selected by the Company.

(b)
Time and Form of Payment. The Account Balance attributable to a Company Contribution Account for a Plan Year shall be paid upon the same events and in the same way and proportions as elected by the Participant with respect to the Deferral Account for such year. In the event no such election is made, such balance shall be paid in a lump sum within sixty (60) days after the end of the Plan Year in which the Participant dies or incurs a Termination of Employment.

2.5.    Crediting and Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)
Election of Investment or Measurement Funds. A Participant, in connection with his or her commencement of participation in the Plan, shall elect one or more investment funds as a measurement to be used to determine the additional amounts to be credited or debited to his or her Account Balance. Commencing with the first day that follows such commencement and continuing thereafter for each subsequent day in which the Participant participates in the Plan, the Participant may elect to add or delete one or more available investment funds or measures to be used to determine the additional amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to any such fund. The Participant may change the percentage of a current year Deferral and Company Contribution Accounts to be invested in each investment fund or elect to have all or part of the Participant’s Account Balance from prior years transferred among the investment funds at any time, or both. Any such election shall be effective as soon as administratively practicable after the election is made. Any such election shall continue in effect thereafter unless and until a new election is made.

(b)
Proportionate Allocation. In making an election the Participant shall specify, in increments of one percentage point (1%), the percentage of his or her Account Balance to be allocated to an investment fund or measure.

(c)	Measurement Funds. The Participant may elect one or more available investment or measurement funds made available for this purpose, for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its discretion, discontinue, substitute or add any such fund. Each such action will take effect as of a date determined by the Committee so long as such date is under the circumstances reasonably after the date the Committee gives Participants advance written notice of such change.

(d)
Crediting or Debiting Method. The performance of each elected investment or measurement fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of such funds themselves. A Participant’s Account Balance shall be credited or debited on a business daily basis based on the performance of such fund selected by the Participant, as determined by the Committee in its discretion, as though a Participant’s Account Balance were invested in such funds selected by the Participant, in the percentages applicable to such day, at the closing price on such date.

(e)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the funds are to be used for measurement purposes only, and a Participant’s election of any fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in such fund. Without limiting the foregoing, a Participant’s Account Balance and any sub‑account balance thereof shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company, other Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Company or other Employer.

(f)	Participant’s Investment Elections.

1.
General. The availability of investment funds for purposes of crediting or debiting additional amounts to Account Balances is not a recommendation to designate a deemed investment in any such investment fund. The selection of deemed investments is solely the responsibility of each Participant. No officer, employee or other agent of the Company or other Employer or the Trustee is authorized to advise or make any recommendation concerning the selection of such funds and no such person is responsible for determining the suitability or advisability of any such selection.

2.
Participant Responsibility. Participants shall be solely responsible for selecting, monitoring, and changing the investment funds in or by which their Account Balances are invested. Neither the Company, other Employer, Committee member, nor the Administrator shall be responsible for such investment decisions. To the extent a Participant does not affirmatively elect one or more investment funds with respect to his or her Account Balance, he or she shall be deemed to have elected one or more funds designated for this purpose by the Committee.

2.6.    Vesting. A Participant shall be fully vested in his or her Account Balance.

2.7.	Payment of Withholdings to Trustees or Custodian Except as otherwise provided hereunder or unless otherwise directed by the Committee, an Employer shall remit amounts withheld from

Participants and any Company Contribution Amount to the Trustee or other authorized custodian as soon as administratively feasible after such amounts are withheld or otherwise determined and payable.

ARTICLE 3

IN-SERVICE DISTRIBUTION; UNFORESEEABLE FINANCIAL EMERGENCIES

3.1.    In‑Service Distribution.

(a)
In connection with and at the time of each Annual Deferral Amount election, a Participant may irrevocably elect to receive a future In‑Service Distribution from the Plan with respect to all or a portion of such Deferral Account. The In‑Service Distribution shall be a lump sum payment in an amount that is equal to the portion of the Deferral Account for which the Participant has elected to receive such distribution, adjusted as provided for in Section 2.5 to the time of such distribution. The In‑Service Distribution shall be paid within the first sixty (60) days of the Plan Year that begins two Plan Years after the end of the Plan Year to which the Annual Deferral Amount relates or such later Plan Year as is timely elected by the Participant. By way of example, if the minimum two year In‑Service Distribution is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2009, a minimum two year In‑Service Distribution would be payable during the sixty (60) day period commencing January 1, 2012.

(b)
Subject to Section 3.2, a Participant may make an election to postpone any In‑Service Distribution described in Section 3.1(a) above, and have such amount paid out in a lump sum payment during a sixty (60) day period commencing immediately after an allowable alternative distribution payable date designated by the Participant in accordance with this Section 3.1(b). In order to make this election, the Participant must submit a new In‑Service Distribution election form to the Committee in accordance with the following criteria:

(i)	Such election form must be submitted to and accepted by the Committee at least twelve (12) months prior to the Participant’s previously designated In‑Service Distribution payable date;

(ii)	The new In‑Service Distribution payable date selected by the Participant must be a January 1 at least five years after the previously designated In‑Service Distribution payable date; and

(iii)	The election of the new In‑Service Distribution payable date will not be effective until twelve (12) months after the date on which the election is made

3.2.
Other Benefits Take Precedence Over In‑Service Distribution. Should an event occur before the In‑Service Distribution date that triggers a benefit under Article 4, 5, or 6, the Deferral Account that is subject to an In‑Service Distribution election shall not be paid in accordance with Section 3.1 but shall be paid in accordance with the other applicable Article.

3.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) cancel any deferrals required to be made by a Participant or (ii) receive a partial or full payout from the Plan, or both. The payout shall not exceed the lesser of the Participant’s Account Balance or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the discretion of the Committee, the petition for a cancellation or payout, or both, is approved, cancellation of deferrals shall take effect as described in Section 2.3(c) and any payout shall be made within sixty (60) days of the date of approval.

ARTICLE 4

RETIREMENT BENEFIT

4.1.	Retirement Benefit. A Participant who Retires shall receive his or her Account Balance as a Retirement Benefit.

4.2.
Payment of Retirement Benefit. In connection with and at the time of each Annual Deferral Amount election, a Participant shall irrevocably elect to receive the Retirement Benefit in a lump sum or in a Quarterly Installment Method of twenty (20), forty (40) or sixty (60) quarters and when such benefit shall be paid or shall commence to be paid. If the Participant’s Account Balance at the time of Retirement is less than $10,000, the Retirement Benefit shall be paid in a lump sum notwithstanding the election made; provided, however, the $10,000 threshold shall be based on the then existing Account Balances for all years or other periods of participation, including periods before 2005. If a Participant does not affirmatively elect otherwise, the Retirement Benefit shall be paid in a lump sum. The lump sum shall be paid, or installment payments shall commence, within the first sixty (60) days after the last day of the Plan Year in which the Participant Retires or, if otherwise allowed and affirmatively elected by the Participant, within the first sixty (60) days of a later Plan Year designated by the Participant.

4.3.
Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary at the same time and in the same form as that benefit would have been paid to the Participant had the Participant survived, except as described in Section 4.4.

4.4
Specified Employees. In the event the Participant is a Specified Employee at Retirement, however, no lump sum shall be paid and no Quarterly Installment Method shall commence earlier than the six (6) month anniversary of the Retirement date. In the case of a lump sum so delayed, the Account Balance shall be paid in a lump sum within sixty (60) days after such anniversary. In the case of a Quarterly Installment Method where an installment would be due within such six (6) months if the Participant were not a Specified Employee, such installment shall be paid within sixty (60) days of such anniversary and the remaining installments shall be paid as and when otherwise due. In the event the Specified Employee dies during such six (6) months, Section 4.3 shall be applied as if the date of death was the six (6) month anniversary.

ARTICLE 5

TERMINATION BENEFIT

5.1.	Termination Benefit. A Participant who experiences a Termination of Employment which is not a Retirement shall receive his or her Account Balance as a Termination Benefit.

5.2.
Payment of Termination Benefit. In connection with and at the time of each Annual Deferral Amount election, a Participant shall irrevocably elect to receive the Termination Benefit in a lump sum or in a Quarterly Installment Method of twenty (20) quarters and when such benefit shall be paid or shall commence to be paid. If the Participant’s Account Balance at the time of Termination is less than $25,000, the Termination Benefit shall be paid in a lump sum notwithstanding the election made; provided, however, the $25,000 threshold shall be based on the then existing Account Balances for all years or other periods of participation, including periods before 2005. If a Participant does not affirmatively elect otherwise, the Termination Benefit shall be paid in a lump sum. The lump sum shall be paid, or installment payments shall commence, within the first sixty (60) days after the last day of the Plan Year in which the Participant Terminates or, if otherwise allowed and affirmatively elected by the Participant, within the first sixty (60) days after the end of the month in which the Participant incurred a Termination of Employment.

5.3.
Death Prior to Completion of Termination Benefit. If a Participant dies after Termination but before the Termination Benefit is paid in full, the Participant’s unpaid Termination Benefit payments shall continue and shall be paid to the Participant’s Beneficiary at the same time and in the same form as that benefit would have been paid to the Participant had the Participant survived, except as described in Section 5.4.

5.4.
Specified Employees. In the event the Participant is a Specified Employee at such Termination, however, no lump sum shall be paid and no Quarterly Installment Method shall commence earlier than the six (6) month anniversary of such Termination date. In the case of a lump sum so delayed, the Account Balance shall be paid in a lump sum within sixty (60) days after such anniversary. In the case of a Quarterly Installment Method where an installment would be due within such six (6) months if the Participant were not a Specified Employee, such installment shall be paid within sixty (60) days of such anniversary and the remaining installments shall be paid as and when otherwise due. In the event the Specified Employee dies during such six (6) months, Section 5.3 shall be applied as if the date of death was the six (6) month anniversary.

ARTICLE 6

PRE-RETIREMENT SURVIVOR BENEFIT

6.1.
Pre‑Retirement Survivor Benefit. The Participant’s Beneficiary shall receive a Pre‑Retirement Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he or she incurs a Termination of Employment.

6.2.	Payment of Pre‑Retirement Survivor Benefit. In connection with and at the time of each Annual Deferral Amount election, a Participant shall irrevocably elect whether the

Pre‑Retirement Survivor Benefit shall be received by his or her Beneficiary in a lump sum or in a Quarterly Installment Method of twenty (20) or forty (40) quarters. If the Participant’s Account Balance at the time of his or her death is less than $25,000, payment of the Pre‑Retirement Survivor Benefit shall be made in a lump sum; provided, however, the $25,000 threshold shall be based on the then existing Account Balances for all years or other periods of participation, including periods before 2005. If a Participant does not affirmatively elect otherwise, the Pre‑Retirement Survivor Benefit shall be paid in a lump sum. The lump sum shall be paid, or installment payments shall commence, within the first sixty (60) days after the last day of the Plan Year in which the Participant dies or, if otherwise allowed and affirmatively elected by the Participant, within the first sixty (60) days of a later Plan Year designated by the Participant.

ARTICLE 7

BENEFICIARY DESIGNATION

7.1.
Beneficiary. Each Participant shall have the right to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

7.2.
Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures for such purposes, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary of at least fifty percent (50%) of the Participant’s benefits, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted prior to his or her death.

7.3.	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged by the Committee.

7.4.
No Beneficiary Designation. If a Participant fails to designate a Beneficiary if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to the executor or personal representative of the Participant’s estate.

7.5.
Doubt as to Beneficiary. If and to the extent the Committee has any reasonable doubt or a dispute exists as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause such payments to be suspended or otherwise sequestered until such matter is resolved to its satisfaction.

7.6.
Crediting and Debiting Account Balances. After the death of a Participant, a Beneficiary shall be entitled to exercise the rights under the Plan of a Participant who has incurred a Termination of Employment (e.g., direct investments as described in Section 2.5) as and to the extent prescribed by the Committee and to the extent of the Account Balance payable to such Beneficiary.

ARTICLE 8

CLAIMS PROCEDURES

8.1.
Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2.	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 12.3 below.

8.3.
Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its discretion, may grant.

8.4.
Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain to the extent reasonably possible:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

8.5.	Subsequent Action; Mandatory Arbitration.

(a)
Subsequent Action. A Claimant’s compliance with the foregoing provisions of this Article 8 is a mandatory prerequisite to a Claimant’s right to commence any subsequent action with respect to any claim for benefits under this Plan.

(b)
Mandatory Arbitration. Any controversy or claim arising out of or relating to this Plan shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Minneapolis, Minnesota, as may be specified by the arbitrator (or any place agreed to by the parties and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 8; provided, however, if necessary, such decision may be enforced in any court having jurisdiction over the subject matter or over any of the parties to this Plan. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys’ fees) shall be borne by the party against which the decision is rendered. If the arbitrator’s decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator’s assessment of the relative merits of the parties’ positions.

ARTICLE 9

ESTABLISHMENT OF THE TRUST

9.1.
Establishment and Funding of the Trust. The Company may establish a Trust with an independent corporate trustee in order to provide assets from which the obligations of the Employer(s) to the Participants and their Beneficiaries under the Plan may be fulfilled. The Trust must be a grantor trust that conforms substantially with the model trust described in Revenue Procedure 92‑64. The Employers may from time to time transfer to the Trust cash, marketable securities or other property, including securities issued by the Company, acceptable to the Trustee in accordance with the terms of the Trust.

9.2.
Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan. Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of the Plan, with the Participant’s or other person’s only interest under the Plan being the right of the Employers and the Participants, and no Participant has any interest in the assets of the Trust prior to distribution of such assets pursuant to the Plan. To the extent the Participant or any other person acquires a right to receive benefits under the Plan or the Trust, such right is no greater than the right of any unsecured general creditor of the Employer.

9.3.
Distributions From the Trust. The Company’s and other Employer’s obligations under the Plan may be paid or otherwise satisfied with assets of the Trust and any such payment or satisfaction shall reduce the Company’s or other Employer’s obligations under the Plan in the same amount.

ARTICLE 10

ADMINISTRATION

10.1.	Committee Duties

(a)
General. Except as otherwise provided in this Article 10, this Plan shall be administered by a Committee which shall consist of the Board, or such Committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall have the exclusive responsibility for or to direct the general administration and operation of the Plan and the power to take any action necessary or appropriate to carry out such responsibilities. In addition, the Committee shall provide generally for the operation of the Plan and be a liaison between Employers to assure uniform procedures as appropriate. The duties of the Committee shall include, but not be limited to, the following:

(i)	to prescribe, require and use appropriate forms;

(ii)	to formulate, issue and apply rules and regulations;

(iii)	to prepare and file reports, notices and any other documents relating to the Plan which may be required by law;

(iv)	to interpret and apply the provisions of the Plan;

(v)	to authorize and direct benefit payments.

In exercising such powers and duties, and other powers and duties granted under the Plan or Trust to the Committee, the Committee is granted such discretion as appropriate or necessary to carry out the duties and powers so delegated. This discretion necessarily follows from the fact that the Plan, the Trust and related documents do not, and are not intended to, prescribe all rules necessary to administer the Plan or anticipate all circumstances or events which may arise in the course of such administration.

(b)
Code Section 409A. The Plan shall be administered, and the Committee shall exercise its discretionary authority under the Plan, in a manner consistent with Code Section 409A and Treasury Regulations thereunder. Any permissible discretion to accelerate or defer a Plan payment under such Regulations, the power to exercise which is not otherwise assigned under the Plan, shall be exercised by the Committee. In the event the matter over which such discretion may be exercised relates to a Committee member, or such member is otherwise unable to objectively exercise such discretion, such member shall not take part in the deliberations and decisions regarding that matter.

(c)
Allocation to Participating Employers. To the extent practicable and necessary, the Committee shall provide for an accounting of the Trust assets in such manner as will permit the accurate allocation of Account Balances or parts thereof, including the deemed investment earnings and losses attributable thereto, to the relevant Employer. The Committee shall provide to each Employer all information necessary to permit each such Employer to prepare any reports or tax filings which may be required by reason of its status as an Employer.

10.2.	Administration Upon Change In Control.

(a)
General. For purposes of this Plan, the Committee, or an independent third party administrator appointed by the Committee, shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and within one hundred twenty (120) days after a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of a majority of such individuals, appoint an independent third party administrator, and such independent third party administrator shall have the power and authority reserved to the Committee hereunder except as otherwise provided. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan assets or assets of the Trust or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company shall pay all reasonable administrative expenses and fees of the Administrator and supply full and timely information to the Administrator or all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. In the event the individuals who comprised the Committee immediately prior to the Change in Control appoint an independent third party administrator upon or after the Change in Control, the Administrator may be terminated (and a replacement appointed) thereafter only with the written consent of the majority of those Participants (or Beneficiaries for those Participants who are then deceased), per capita, who have an interest in the Plan on the date of such termination.

(b)	Change in Control. Solely for the purpose of applying this Section 10.2, a Change in Control shall have the same meaning as such phrase has under the Trust.

10.3.
Agents. In the administration of this Plan, the Committee and Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

10.4.
Binding Effect of Decisions. The decision or action of the Committee and Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.5.
Indemnity. The Company shall indemnify and hold harmless the ex‑CEO, the members of the Committee, and the Administrator, and any employee or other agent to whom the duties of the Committee or Administrator may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by such person.

10.6.
Employer Information. The Company and each Employer shall supply full and timely information to the Committee or Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require to administer the Plan.

ARTICLE 11

TERMINATION, AMENDMENT OR MODIFICATION

11.1.	Termination.

(a)
General. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan or to suspend or terminate the Plan at any time with respect to any or all of the participating Employees and Directors. Except as otherwise provided or allowed for herein, however, such action shall not cancel an Annual Deferral Amount election for the year of such suspension or Termination or accelerate or defer the payment (determined without regard to such suspension or termination) of Account Balances.

(b)
Change in Control. Upon or effective with a Change in Control, the Plan shall be terminated effective no later than the end of the Plan Year in which such event occurs and, to the extent and manner allowed under Code Section 409A and Treasury Regulations thereunder, all Account Balances of affected Participants remaining at the final liquidation of the Plan and Trust shall be paid in a lump sum notwithstanding the payment elections made by Participants. To the extent such liquidation and acceleration of payment is not so possible, however, Account Balances shall be paid at the times and in the manner otherwise provided under the Plan.

11.2.
Amendment. The Company may, at any time, amend or modify the Plan in whole or in part; provided, however, that no such amendment shall (i) reduce the value of a Participant’s Account Balance determined as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, (ii) adversely affect any benefits to which a Participant or Beneficiary has become entitled as of the date of the amendment or modification, or (iii) amend or modify substantively this Section 11.2 or Section 10.2 coincident with or after a Change in Control, no matter when such amendment or modification is otherwise purportedly effective.

ARTICLE 12

MISCELLANEOUS

12.1.
Non‑Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment or other service between an Employer and a Participant, or as a right of any Participant to be continued in the employment or service of an Employer, or as a limitation on the right of an Employer to discharge any Participant with or without notice or with or without cause.

12.2.
Rights to Trust Asset. No Participant or any other person shall have any right to, or interest in, any part of the Trust assets upon Termination of employment or otherwise, except as otherwise provided under the Plan. If the assets of the Trust are insufficient to pay a Participant’s benefits, the Participant’s Employer shall pay any such amounts from its other general assets. If such Employer does not timely pay such benefits, the sole recourse of a claimant Participant or Beneficiary shall be against such Employer and neither the Company nor any other Employer shall be responsible to pay or provide for the payment of such benefits or liable for the nonpayment thereof.

12.3.	Suspension of Rules.

(a)
Federal Securities and Other Laws. Notwithstanding anything in the Plan to the contrary, and to the extent and for the time reasonably necessary to comply with federal securities laws (or other applicable laws or regulations), deferrals, Participant investment‑direction, and payment dates and forms under the Plan may be suspended, changed, or delayed as necessary to comply with such laws or regulations; provided, however, any payments so delayed shall be paid to the Participant or Beneficiary as of the earliest date the Committee determines that such payment will not cause a violation of any such laws or regulations.

(b)
Section 162(m). If the Committee reasonably determines that a scheduled payment of benefits under the Plan will not be deductible by an Employer by reason of Code Section 162(m), it shall suspend all such payments to the extent not so deductible. Payments so suspended shall be paid within sixty (60) days after the affected Participant dies or incurs a Termination of Employment; provided, however, if the Participant is a Specified Employee when he or she incurs a Termination of Employment, payments suspended pursuant to this subsection shall be paid as described in Section 4.4 or 5.4, as the case may be, as if the amounts so suspended were payable as a lump sum on the date of such Termination.

(c)
Offset for Amounts Due. A Participant’s Account Balance may be reduced by one or more offsets to repay any amounts then due and owing to an Employer, unless another means of repayment is agreed to by the Committee. Except for the right to immediate offset for an amount up to $5,000, or such higher amount as allowed by Treasury Regulations or other directives under or related to Code Section 409A, the Account Balance shall not be so offset before it is otherwise scheduled to be paid to the Participant or Beneficiary and the amount then offset shall not exceed the amount that would be otherwise so paid.

12.4.
Requirement of Proof. In discharging their duties and responsibilities under the Plan, the Committee or other individual may require proof of any matter concerning this Plan, and no person shall acquire any rights or be entitled to receive any benefits under this Plan until such proof is furnished.

12.5.	Non‑Alienation and Taxes.

(a)
General. Except as otherwise expressly provided herein or as otherwise required by law, no right or interest of any Participant or Beneficiary in the Plan and the Trust shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

(b)	Tax Withholdings.

(1)
General. Benefits earned under the Plan and payment of such benefits shall be subject to tax reporting and withholding as required by law and the amount of such withholding may be determined by treating such benefits as being in the nature of supplemental wages. If tax withholdings must be made before such benefits are paid to a Participant or Beneficiary (e.g., FICA taxes on deferrals), they shall be made from other wages paid to such individual apart from the Plan to the extent reasonably possible; provided, however, if such other wages are insufficient for that purpose, the withholdings shall be made from and reduce deferrals or other contributions, as applicable, for the individual concerned or, if no such contributions are available, the relevant Employer shall advance the withholdings, the appropriate Account Balance of the individual concerned shall be reduced in the same amount, and upon the direction of the Committee the Trustee or other custodian shall remit to the Employer an amount equal to such reduction.

(2)
Tax Consequences. Neither the Company nor any other Employer represents or guarantees that any particular federal, foreign, state or local income, payroll, or other tax consequence will result from participation in this Plan or payment of benefits under the Plan.

12.6.	Savings Clause.

(a)
General. If any term, covenant, or condition of this Plan, or the application thereof to any person or circumstance, shall to any extent be held to be invalid or unenforceable, the remainder of this Plan, or the application of any such term, covenant, or condition to persons or circumstances other than those as to which it has been held to be invalid or unenforceable, shall not be affected thereby, and, except to the extent of any such invalidity or unenforceability, this Plan and each term, covenant, and condition hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(b)
Section 409A. If any term, covenant, or condition of this Plan, or the application thereof to any person or circumstance, shall be considered not to be in compliance with Code Section 409A and Treasury Regulations thereunder, such as would cause all or part of the Participant’s Account Balance to be currently taxable under such provisions, then such term, covenant, condition or application shall be considered modified to the extent necessary to achieve its design and purpose and without such noncompliance or stricken if such modification is not reasonably possible.

12.7.
Facility of Payment. If the Committee shall determine a Participant or Beneficiary entitled to a distribution hereunder is incapable of caring for his or her own affairs because of illness or otherwise, it may direct any distribution from such Participant’s Account Balances be made, in such shares as it shall determine, to the spouse, child, parent or other blood relative of such Participant or Beneficiary, or any of them, or to such other person or persons as the Committee may determine, until such date as it shall determine such incapacity no longer exists; provided, however, the exercise of this discretion shall not cause an acceleration or delay in the time of payment of Plan benefits except to the extent, and only for the duration of, the time reasonably necessary to resolve such matters or otherwise protect the interests of the Plan. The Committee shall be under no obligation to see to the proper application of the distributions so made to such person or persons and any such distribution shall be a complete discharge of any liability under the Plan to such Participant or Beneficiary, to the extent of such distribution.

12.8.
Requirement of Releases. If, in the opinion of the Committee, any present or former spouse or dependent of a Participant or other person shall by reason of the law of any jurisdiction appear to have any bona fide interest in Plan benefits that may become payable to a Participant or with respect to a deceased Participant, or otherwise has asserted such a claim, the Committee may direct such benefits be withheld pending receipt of such written releases as it deems necessary to prevent or avoid any conflict or multiplicity of claims with respect to the payment of such benefits, but only to the extent and for the duration reasonably necessary to resolve such matters or otherwise protect the interests of the Plan.

12.9.
Board Action. Any action which is required or permitted to be taken by the Board of Directors of the Company under the Plan may be taken by the Compensation Committee of such Board or any other authorized committee of such Board.

12.10.
Computational Errors. In the event mathematical, accounting, or similar errors are made in processing or paying a benefit under the Plan, the Committee may make such equitable adjustments as it deems appropriate (which may be retroactive) to correct such errors.

12.11.
Communications. The Committee shall prescribe such forms of communication, including forms for benefit application and the like, with respect to the Plan and Fund as it deems appropriate. Except as otherwise prescribed by such persons or otherwise provided by applicable law or regulation, any such communication and assent or consent thereto may be handled by electronic means.

12.12.
Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

12.13.	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.14.
Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Minnesota without regard to its conflicts of laws principles.

12.15.
Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand‑delivered, or sent by registered or certified mail, to the address below:

Best Buy Co., Inc.
Office of the General Counsel
7601 Penn Avenue South
Richfield, MN 55423

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant or other Claimant under this Plan shall be sufficient if in writing and hand‑delivered, or sent by mail, to the last known address of such person.

12.16.
Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and other Employers and their respective successors and assigns, and to the Participants and their Beneficiaries.

12.17.
Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

12.18.
Insurance. The Company, on its own behalf or on behalf of other Employers, in its discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the trustees may choose. The Company or the trustees of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

12.19.
Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other related legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.

ARTICLE 13

TRANISTIONAL RULES

13.1.
Introduction. This Plan document is effective on January 1, 2015 (i.e., the “effective date”) and, except as otherwise provided herein, shall apply only to those persons who are Participants or Beneficiaries on or after the effective date. The provisions of the Plan document as in effect prior to the effective date, taking into account changes made in operations to satisfy Code Section 409A, Treasury Regulations thereunder and other guidance with respect to such Code Section issued by the Internal Revenue Service, even if not reflected in the formal Plan document previously in effect, shall continue to govern the rights and entitlements of persons not described in the immediately preceding sentence except to the extent (i) the application of this Plan document to such persons or the payment of benefits to such persons does not materially diminish or enlarge such rights and entitlements, or (ii) such application is necessary to satisfy such law and regulations.

13.2.	Amounts Deferred Under Prior Plan.

(a)     General. Account Balances (including earnings and losses on such balances regardless of when incurred) attributable to deferrals and contributions for periods after 2004 shall be accounted for separately from such balances attributable to deferrals and contributions (other than those described in subsection (b)
immediately following) for periods before 2005 (such pre-2005 balances are referred to as the “Grandfathered Account Balances”).

(b)
Non-Vested. The Grandfathered Account Balances shall not include any portion thereof which was not vested as of December 31, 2004, with such vesting determined without regard to any amendment or other material action, or other than the continued performance of services, made or taken after October 3, 2004, which caused an increase in such vesting. Such non-vested portions of such balances shall be paid at the time and form elected by the Participant concerned on or before December 31, 2004 and, in the absence of any such election, shall be paid in a lump sum during the first sixty (60) days of the Plan Year which immediately follows the Plan Year in which the Participant incurs a Termination of Employment, Retires, or dies.

13.3.
Suspension of Deferrals for Penalty Withdrawals. The exercise of the 10% penalty withdrawal feature under Section 4.4 of the 2004 Plan shall cause a cancellation of any further Annual Deferral Amount as described therein and no Annual Deferral Amount may be elected by the Participant concerned with respect to any period before the second Plan Year which begins after the date of such payment.

13.4.
Treatment of Grandfathered Account Balances. Except as otherwise provided herein, the time and form of payment of Grandfathered Account Balances, including any right to further accelerate or further defer any such payment, whether as of right or petition by the Participant or Beneficiary concerned or in the discretion of the Committee or other third party, shall not be materially enlarged or subtracted from by this Plan restatement.

IN WITNESS WHEREOF, the Company has signed this Sixth Amended and Restated Deferred Compensation Plan document effective as of January 1, 2015.